EXHIBIT 99.1

Datawatch Corporation Reports Results for First Quarter 2011

Chelmsford, MA – February 3, 2011 - Datawatch Corporation (NASDAQ-CM: DWCH), the leader in report activation, today announced results for its first quarter ended December 31, 2010.

Revenues for the quarter ended December 31, 2010 were $4,180,000, as compared to $4,234,000 for the quarter ended December 31, 2009.  Net income for the first quarter of fiscal 2011 was $229,000, or $0.04 per diluted share, as compared to net loss of $(199,000), or $(0.03) per diluted share, for the first quarter of fiscal 2010.

As of December 31, 2010, the Company had $7,481,000 in net cash and cash equivalents, an increase of $428,000, or 6 percent, compared to September 30, 2010.

Commenting on the first quarter results, President and CEO Ken Bero said, “Our Monarch desktop business has remained relatively stable over the past few quarters.  We had very good results from both our European and Australian operations. And although the enterprise sales revenue numbers did not fully reflect it, Q1 showed some positive trends.  We are beginning to see the results of a repositioning of our flagship solution, Monarch Enterprise Server, to better address the “report activation” challenges businesses encounter in unlocking the static information contained within existing reports for better decision making.  We closed a significant opportunity in Australia by giving our customer the capability to systematically integrate and join weekly report information from multiple disparate systems, analyze the data and display key performance indicators in a management dashboard.  Under the previous processes, weekly and monthly closing reconciliations required for business analysis purposes took 3 to 7 days to manually compile. With our solution, the system has been automated and reconciled information is now available immediately after closing.  In addition to the license sale, this opportunity generated substantial services and consulting revenues”.

“We were pleased with our operating and net income results for the quarter which were solidly in the black,” added Bero. “We have continued to manage expenses, grow our cash position and we have no debt.”

As previously announced, Datawatch will host a live webcast to discuss its first quarter results today at 2:00 p.m. (ET).  The webcast can be accessed at: http://www.investorcalendar.com/IC/CEPage.asp?ID=163103.   Please register at least 15 minutes early to download any necessary audio software.  An archive of the broadcast will be available for 30 days at the same location.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH), the leader in report activation, helps companies make better decisions and solve business problems by getting more value from their current reports. Only Datawatch empowers end users to unlock the static information contained in existing reports from any internal or external source into dynamic data formats or applications, including Excel, without IT intervention or changes to existing reporting processes or infrastructure. Companies worldwide rely on Datawatch products including its market-leading Monarch desktop report activation software. Founded in 1985, Datawatch is based in Chelmsford, Mass., with offices in London, Sydney and Manila. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; competition in the software industry; Datawatch's dependence on its principal products; proprietary software technology and software license agreements; risks associated with international sales; risks associated with indirect distribution channels; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; risks associated with acquisitions; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; Datawatch’s dependence on its ability to hire and retain skilled personnel; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2010. Any forward-looking statements should be considered in light of those factors.

# # #

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contacts:
Lisa G. Kilpatrick	Jena Coletti
Manager, Marketing Communications & Public Relations	Greenough Communications
lisa_kilpatrick@datawatch.com	617-275-6528
Phone: (978) 441-2200, ext. 8240	jcoletti@greenoughcom.com
Fax: (978) 453-4443

© 2011 Datawatch Corporation. Datawatch, Monarch and their respective logos are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended
	December 31,
	2010	2009

REVENUE:
Software licenses and subscriptions	$2,110	$2,166
Maintenance and services	2,070	2,068
Total revenue	4,180	4,234

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	545	573
Cost of maintenance and services	680	759
Sales and marketing	1,226	1,547
Engineering and product development	635	709
General and administrative	877	836
Total costs and expenses	3,963	4,424

INCOME (LOSS) FROM OPERATIONS	217	(190)
Other income (loss), net of expenses	23	(1)

INCOME (LOSS) BEFORE INCOME TAXES	240	(191)
Provision for income taxes	11	8

NET INCOME (LOSS)	$229	$(199)

Net income (loss) per share - Basic	$0.04	$(0.03)

Net income (loss) per share - Diluted	$0.04	$(0.03)

Weighted Average Shares Outstanding - Basic	5,947	5,926

Weighted Average Shares Outstanding - Diluted	6,107	5,926

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	December 31,	September 30,
	2010	2010

Cash and cash equivalents	$7,481	$7,053
Accounts receivable, net	2,188	2,228
Prepaid expenses and other current assets	457	411
Total current assets	10,126	9,692

Property and equipment, net	313	339
Intangible and other assets, net	1,261	1,456

	$11,700	$11,487

Accounts payable and accrued expenses	$1,897	$2,079
Deferred revenue - current portion	3,569	3,427
Total current liabilities	5,466	5,506

Total long-term liabilities	316	302

Total shareholders' equity	5,918	5,679

	$11,700	$11,487